Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Paul A. Brown, M.D, Founder & Chairman	Alisa Steinberg (Media)
Stephen J. Hansbrough, President & CEO	Stephen D. Axelrod, CFA
HearUSA, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(561) 478-8770	Tel. (212) 370-4500 Fax (212) 370-4505

HEARUSA REPORTS THIRD QUARTER RESULTS

West Palm Beach, Florida, November 14, 2006 -- HearUSA, Inc. (AMEX: EAR) today reported third quarter revenues of $22 million, an increase of 12.4% over third quarter 2005 revenues of $19.6 million. Revenues for the first nine months of 2006 were the highest in the Company’s history, reaching $66 million, an increase of 14.3% compared to $57.7 million for the same nine-month period last year. Income from operations for the third quarter of 2006 was $404,000 compared with $1.3 million for the comparable period last year. The loss applicable to common stockholders for the third quarter was $1.5 million compared to a net loss of $164,000 for the comparable period last year. For the nine month period, income from operations increased to $3.7 million from $3.4 million for the comparable period last year. Net loss applicable to common stockholders for the nine months was $1.1 million, or $0.03 per common share, compared to a net loss of $452,000, or $0.01 per common share, during the same period last year.

Included in the third quarter of 2006 income from operations and net loss applicable to common stockholders was a $247,000 non-cash compensation charge related to expensing of previously issued and unvested stock options under the Company’s employee stock option plan as is now required under SFAS 123(R). This non-cash charge was not required to be recorded for the comparable period in 2005. The third quarter also had a net non-cash charge of $668,000 associated with previous financings. In the comparable period last year, non-cash charges of a similar nature amounted to $725,000. Included in the first nine months of 2006 income from operations and net loss applicable to common stockholders was a $721,000 non-cash compensation charge related to the expensing of previously issued and unvested stock options not required for the comparable period in 2005. The nine month period also had a net non-cash charge of $1.7 million associated with previous financings. In the comparable period last year, non-cash charges of a similar nature amounted to $1.9 million.

Stephen J. Hansbrough, President and CEO stated, “Our third quarter results were disappointing, but we believe this was an aberration rather than an indication of future results. Two factors clearly stand out as reasons for our losses this quarter.

“First and foremost, the decrease in income from operations can be traced almost exclusively to Florida. While revenues were below projections and our cost of products sold higher as a percent of those revenues, a major contributing factor was a significant change in Florida

Medicaid. Effective July 1, the state of Florida reinstated coverage for the adult population covered under state Medicaid for two hearing aids every three years. In addition to the impact of the state administered program, every contracted HMO Medicaid plan in Florida was required to follow suit. As one of the few Medicaid providers in the state, we bore the brunt of the pent up demand which we expect to lessen over the next quarter. This resulted in a significant reduction in our average selling price and an associated increase in our cost of products sold as a percent of revenue. As a result, income from operations in our core market was negatively impacted by approximately $1 million.

“Second, several charges related to previous transactions also affected the third quarter performance. The continued success of HEARx West, our joint venture with Kaiser Permanente, resulted in a full 50% minority interest expense for the first time, reflecting Kaiser’s share of the profits. In addition there was a non-cash charge in the third quarter related to the warrant liability associated with the 2005 financing, as opposed to a reduction of interest expenses in the second quarter. Those two items resulted in an additional increase in the third quarter’s net loss of approximately $475,000.

“The Company remains confident that it will reach its previously stated goal of 15% to 20% annual revenue growth for the year and believes that it is on track to achieve its long term strategic objectives,” Mr. Hansbrough concluded.

Gino Chouinard, Executive Vice President and CFO stated, “The acquisitions we have completed since the inception of our strategic acquisition program in mid 2005 have performed as expected and we believe will continue to have a positive impact on our future performance. Our acquisitions will help the Company to maintain a steady improvement in revenues and income from operations year over year.”

Ken Schofield, COO, commented, “Since the inception of the acquisition program through the end of the third quarter, we have completed 17 transactions with total trailing 12 months revenue of $13.8 million. Of the ten letters of intent outstanding at the end of the third quarter, four transactions involving businesses with trailing twelve month revenues of over $3 million have already been closed in Q4.”

Management will host a conference call on Tuesday, November 14, 2006. at 4:30 pm Eastern time. Interested parties may participate in the call by dialing (877) 407-9210; international callers dial (201) 689-8049. The conference call will also be available for replay until Tuesday, November 28, 2006 at midnight. For the replay, please dial (877) 660-6853, for the international participants the access number is (201) 612-7415 (Account #: 286, Conference ID: 220527).

There will also be a live web cast that can be addressed at:

http://www.investorcalendar.com/EventPage.asp?ID=111444

If you are unable to participate during the live web cast, the web cast will be available for replay at http://www/investorcalendar.com/ClientPage.asp?ID=111444 or http://www.investorcalendar.com/

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through its company-owned hearing care centers, which offer a complete range of quality hearing aids, with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, and Missouri and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,400 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at HearUSA's website www.hearusa.com.

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including those concerning the Company’s ability to reach its previously stated goal of 15% to 20% annual revenue growth for the year and the Company’s belief that it is on track to achieve its long term strategic objectives; and those indicating that acquisitions will help the Company to maintain a steady improvement in revenues and income from operations year over year. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as market demand for the Company’s goods and services; successful implementation of the Company’s acquisition program; changes in the pricing environment; general economic conditions in those geographic regions where the Company’s centers are located; the impact of competitive products; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10K/A for the 2005 fiscal year.

- Tables follow -

HearUSA, Inc.

Consolidated Balance Sheets

	September 30,	December 31,
ASSETS (Note 3)	2006	2005
	(unaudited)
Current assets
Cash and cash equivalents	$ 2,091,857	$ 6,706,944
Restricted cash and cash equivalents	204,614	431,000
Accounts and notes receivable, less allowance for doubtful accounts of $474,120 and $413,386	7,552,738	6,715,933
Inventories	2,644,717	1,604,943
Prepaid expenses and other	930,978	1,627,407
Total current assets	13,424,904	17,086,227
Property and equipment, net	3,983,711	3,437,436
Goodwill (Note 3)	46,852,879	36,394,959
Intangible assets, net (Note 3)	12,787,051	11,477,290
Deposits and other	655,210	585,633
Total Assets	$ 77,703,755	$ 68,981,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$ 9,589,468	$ 8,499,812
Accrued expenses	2,982,849	2,344,419
Accrued salaries and other compensation	2,290,538	2,589,877
Current maturities of long-term debt	6,958,937	5,192,108
Current maturities of convertible subordinated notes, net of debt discount of $1,335,949 and $1,847,853	1,789,051	652,147
Current maturities of subordinated notes, net of debt discount of $556,257 and $868,345	1,203,743	891,655
Dividends payable	33,785	34,562
Total current liabilities	24,848,371	20,204,580
Long-term debt (Notes 3 and 4)	25,457,839	19,970,099
Convertible subordinated notes - net of debt discount of $601,446 and $1,565,187 (Note 5)	2,523,554	3,434,813
Subordinated notes - net of debt discount of $134,169 and $512,350 (Note 6)	1,845,831	2,787,650
Warrant liability (Note 6)	179,811	1,347,217
Total long-term liabilities	30,007,035	27,539,779
Commitments and contingencies	-	-
Minority interest in net income of consolidated subsidiary	383,535	-

Stockholders’ equity (Note 7)
Preferred stock (aggregate liquidation preference $2,330,000; $1 par, 7,500,000 shares authorized)
Series H Junior Participating (none outstanding)	-	-
Series J (233 shares outstanding)	233	233
Total preferred stock	233	233

Common stock: $.10 par; 75,000,000 shares authorized 32,016,350 and 31,893,200 shares issued	3,201,635	3,189,320
Stock subscription	(412,500)	(412,500)
Additional paid-in capital	123,707,174	121,934,658
Accumulated deficit	(104,305,494)	(103,252,279)
Accumulated other comprehensive income	2,758,907	2,262,895
Treasury stock, at cost: 523,662 common shares	(2,485,141)	(2,485,141)
Total stockholders’ equity	22,464,814	21,237,186
Total Liabilities and Stockholders’ Equity	$ 77,703,755	$ 68,981,545

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HearUSA, Inc.

Consolidated Statements of Operations

Nine months ended September 30, 2006 and October 1, 2006

	Nine Months Ended
	September 30,	October 1,
	2006	2005
	(unaudited)	(unaudited)
Net revenues
Hearing aids and other products	$ 61,553,966	$ 53,706,549
Services	4,396,675	3,995,852
Total net revenues	65,950,641	57,702,401

Operating costs and expenses
Hearing aids and other products (Note 4)	18,676,853	15,692,130
Services	1,298,074	1,342,226
Total cost of products sold and services	19,974,927	17,034,356
Center operating expenses	30,663,419	26,929,214
General and administrative expenses (including approximately $721,000 non- cash employee stock-based compensation expense in 2006 – Notes 1 and 7)	10,127,438	8,848,091
Depreciation and amortization	1,477,085	1,446,203
Total operating costs and expenses	62,242,869	54,257,864
Income from operations	3,707,772	3,444,537
Non-operating income (expense):
Gain from insurance proceeds	202,936	430,122
Interest income	109,929	52,180
Interest expense (including approximately $1,978,000 and $1,789,000 of non-cash debt discount amortization and approximately $(250,000) and $76,000 in non-cash interest (income) expense related to the change in the fair value of the warrant liability - Notes 4, 5 and 6)	(4,436,120)	(3,671,029)
Minority interest in net income of consolidated subsidiary (Note 1)	(383,535)	-
Income (loss) from continuing operations before income taxes	(799,018)	255,810
Income taxes	(150,900)	-
Net income (loss) from continuing operations	(949,918)	255,810

Discontinued operations (Note 2):
Gain on disposition of assets	-	365,158
Net loss from discontinued operations	-	(406,662)
Total net income from discontinued operations	-	(41,504)

Net income (loss)	(949,918)	214,306
Dividends on preferred stock	(103,297)	(666,113)
Net loss applicable to common stockholders	$ (1,053,215)	$ (451,807)
Net income (loss) from continuing operations, after dividends on preferred stock, applicable to common stockholders per common share – basic and diluted	$ (0.03)	$ (0.01)
Net loss applicable to common stockholders per common share – basic and diluted	$ (0.03)	$ (0.01)

Weighted average number of shares of common stock outstanding – basic and diluted	32,211,925	31,452,690

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HearUSA, Inc.

Consolidated Statement of Operations

Three months ended September 30, 2006 and October 1, 2006

	Three Months Ended
	September 30,	October 1,
	2006	2005
	(unaudited)	(unaudited)
Net revenues
Hearing aids and other products	$ 20,518,338	$ 18,362,752
Services	1,523,182	1,252,803
Total net revenues	22,041,520	19,615,555

Operating costs and expenses
Hearing aids and other products (Note 4)	6,490,501	5,624,739
Services	511,084	507,152
Total cost of products sold and services	7,001,585	6,131,891
Center operating expenses	10,598,402	8,868,510
General and administrative expenses (including approximately $247,000 non-cash employee stock-based compensation expense in 2006 – Notes 1 and 7)	3,539,613	2,882,357
Depreciation and amortization	497,460	471,116
Total operating costs and expenses	21,637,060	18,353,874
Income from operations	404,460	1,261,681
Non-operating income (expense):
Gain from insurance proceeds	145,779	300,527
Interest income	18,739	22,582
Interest expense (including approximately $601,000 and $649,000 of non-cash debt discount amortization and approximately $67,000 and($76,000 in non-cash addition in interest expense for the change in the fair value of the warrant liability – Notes 4, 5 and 6)	(1,638,389)	(1,310,053)
Minority interest in net income of consolidated subsidiary	(321,897)	-
Income (loss) from continuing operations before income taxes	(1,391,308)	274,737
Income taxes	(84,750)	-
Net income (loss) from continuing operations	(1,476,058)	274,737

Discontinued operations (Note 2):
Net loss from discontinued operations	-	(140,155)

Net income (loss)	(1,476,058)	134,582
Dividends on preferred stock	(33,785)	(299,035)
Net loss applicable to common stockholders	$ (1,509,843)	$ (164,453)

Net income (loss) from continuing operations after dividends on preferred stock, applicable to common stockholders per common share – basic	$ (0.05)	$ 0.00
Net income (loss) from continuing operations after dividends on preferred stock, applicable to common stockholders per common share – diluted	$ (0.05)	$ 0.00
Net loss applicable to common stockholders per common share – basic	$ (0.05)	$ (0.00)
Net loss applicable to common stockholders per common share – diluted	$ (0.05)	$ (0.00)

Weighted average number of shares of common stock outstanding – basic and diluted	32,259,927	32,033,447

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